UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  May 9, 2005

QLT Inc. (Translation of registrant’s name into English)

British Columbia, Canada (Jurisdiction of Incorporation)	000-17082 (Commission File Number)	Not Applicable (IRS Employer Identification No.)

887 Great Northern Way, Vancouver, B.C., Canada V5T 4T5 (Address and zip code of principal executive offices)

604.707.7000
(Registrant’s Telephone Number, including Area Code)

Not Applicable
(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[ ]	Written communications pursuant to Rule 415 under the Securities Act

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On May 9, 2006, the Board of Directors of QLT Inc., on the recommendation of the Compensation Committee (the “Compensation Committee), approved the 2006 goals relating to QLT’s annual cash incentive bonus plan (the “Plan”) in which the executive officers of QLT are eligible to participate. The Plan provides cash bonuses based on the achievement of goals related to individual and/or corporate performance in 2006. The amount of the cash bonus that executive officers are eligible to receive is based on a predetermined target percentage of base salary and is subject to the achievement of corporate and/or individual goals, as follows:

Level	Target Bonus (as a % of Base Salary)	Range of Possible Bonus Payment (as a % of Base Salary)	Weighting Between Corporate and Individual Goals

Chief Executive Officer	50	0-100%	100% Corporate
Chief Financial Officer	45	0-90%	80% Corporate/
			20% Individual
Existing Vice President and Senior Vice	35-40%	0-70 or 80%	75% Corporate/
Presidents who are Executive Officers			25% Individual

The individual goals relate to the individual executive officer’s area of responsibility and are designed to facilitate the achievement of QLT’s corporate goals. Executive officers may attain between 0% and 200% of their individual goals, depending on performance. Executive officers may attain between 0% and 200% of a corporate goal, depending on the extent to which the goal is achieved. The following is the nature and relative weighting of the corporate target goals and stretch goals:

•	Achieve specified earnings and sales goals: 38.0%

•	Build and advance product pipeline and research: 44.5%

•	Achieve specified asset divestiture and out-licensing goals: 7.5%

•	Encourage a high performance corporate culture and recruit key senior employees: 10.0%.

The Compensation Committee, in its sole discretion, may (a) eliminate, increase or reduce the bonus payable to any participant above or below that which otherwise would be payable under the payout formula, (b) determine whether or not any bonus will be paid in the event of a participant’s termination of service prior to the end of the performance period and (c) modify the Plan at any time.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the duly authorized undersigned.

QLT Inc.

Date: May 12, 2006	/s/ Cameron Nelson Cameron Nelson Chief Financial Officer